GENWORTH VARIABLE INSURANCE TRUST
SUB-ITEM 77M

Effective following the close of business on April 30, 2010, the Genworth Putnam International Capital Opportunities Fund and Genworth Thornburg International Value Fund (each a “Transferor Fund” and, together, the “Transferor Funds”) were reorganized with and into the Genworth Enhanced International Index Fund (the “Acquiring Fund”) pursuant to a Plan of Reorganization (the “Plan”).  Each of the Transferor Funds and the Acquiring Fund is a series of Genworth Variable Insurance Trust (the “Trust”).  The Plan, which provided for (i) the reduction of the portfolio holdings of each of the Transferor Funds to cash; (ii) the acquisition by the Acquiring Fund of substantially all of each Transferor Fund’s assets in exchange for shares of beneficial interest of the Acquiring Fund; (iii) the pro rata distribution by each Transferor Fund to its shareholders of shares of the Acquiring Fund in liquidation of such Transferor Fund; and (iv) the subsequent termination of each Transferor Fund, was approved by the Board of Trustee of the Trust on February 10, 2010, and approved by shareholders of each Transferor Fund at a joint meeting of shareholders of the Transferor Funds held on April 27, 2010.  Further information regarding the Plan is incorporated by reference to the Combined Prospectus/Proxy Statement filed by the Trust, on behalf of the Acquiring Fund, via EDGAR on March 23, 2010 (SEC Accession No. 0001450789-10-000105).